Exhibit 97.1

Dorchester Minerals, L.P.

Clawback Policy

Effective as of February 20, 2025

Section 1. Purpose

This Clawback Policy (this “Policy”) has been adopted by the Board of Managers (the “Board”) of Dorchester Minerals Management GP LLC (the “General Partner”), the general partner of Dorchester Minerals, L.P. (the “Partnership”) effective as of [●], 2025.

This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and with Nasdaq Listing Rule 5608 and provides for the recoupment of certain Incentive Compensation (as defined below).

Section 2. Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Independent Managers (as defined below), in which case references herein to the Board shall be deemed references to the Independent Managers.

Subject to the provisions of this Policy, the Board shall make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary or advisable. All determinations and interpretations made by the Board shall be final, binding and conclusive.

Section 3. Definitions

i.

“Accounting Restatement” means a restatement of the Partnership’s financial statements due to material noncompliance of the Partnership with any financial reporting requirement under applicable securities laws, including: (A) a restatement to correct a material error in a previously issued financial statement; or (B) a restatement to correct an immaterial error from a previously issued financial statement would result in a material misstatement in the current-period financial statement.

ii.	“Covered Employee” means any current and former Executive Officers, and such other senior executives who may from time to time be deemed subject to the Policy by the Board or Independent Managers.

iii.

“Excess Incentive Compensation” means the amount of Incentive Compensation received by the Covered Employee that exceeds the amount of Incentive Compensation that would have otherwise been received by the Covered Employee had it been determined based on the results of the Accounting Restatement, computed without regard to any taxes paid.

iv.	“Executive Officer” shall have the meaning set forth in Nasdaq Listing Rule 5608(d).

v.

“Financial Reporting Measures” are measures that are determined and presented in accordance with the accounting principles used in preparing the Partnership’s financial statements, whether presented in or outside of the Partnership’s financial statements, any measure derived wholly or in part from such measures (including non-GAAP measures and other measures, metrics, and ratios that are non-GAAP measures). Stock price and total shareholder return are also financial reporting measures.

vi.

“Incentive Compensation” means any compensation including, but not limited to: (i) annual bonuses and other short-term and long-term cash incentives; (ii) stock options; (iii) stock appreciation rights; (iv) restricted stock; (v) restricted stock units; (vi) performance shares; and (vii) performance units, in each case, that is granted, earned, or vested based wholly or in part on the attainment of any of the Financial Reporting Measures.

vii.	“Independent Managers” means a majority of the independent managers serving on the Board.

viii.

“Recovery Period” means the three (3) completed fiscal years immediately preceding the Required Accounting Restatement Date. In addition, the Recovery Period shall include any transition period (that results from a change in the Partnership’s fiscal year) within or immediately following the aforementioned three (3) completed fiscal years; provided, however, that a transition period between the last day of the Partnership’s previous fiscal year end and the first of its new fiscal year that comprises a period of nine (9) to twelve (12) months would be deemed a completed fiscal year.

ix.

“Required Accounting Restatement Date” means the earlier to occur of: (i) the date the Board, the Independent Managers, or the officers or officers of the Partnership authorized to take such action if the Board is not required, concludes, or reasonably should have concluded, that the Partnership is required to prepare an Accounting Restatement or (ii) the date a court, regulatory, or other legally authorized body directs to the Partnership to prepare an Accounting Restatement.

Section 4. Persons Subject to this Policy

This Policy shall apply to all Incentive Compensation received by a Covered Employee: (i) after beginning service as an Executive Officer; (ii) who served as an Executive Officer during the Recovery Period; and (iii) while the Partnership has a class of securities listed on a national securities exchange or a national securities association. Notwithstanding the foregoing, the Board may choose to apply this Policy, in its discretion, to Incentive Compensation received by a Covered Employee during the Recovery Period even if such person did not serve as an Executive Officer during all or part of the Recovery Period.

Section 5. Erroneously Awarded Incentive Compensation and Amount Subject to Clawback.

In the event the Partnership is required to prepare an Accounting Restatement, the amount to be recovered from the Covered Employee shall be the Excess Incentive Compensation paid or awarded to a Covered Employee during the Recovery Period. For purposes of calculating the Excess Incentive Compensation amount, Incentive Compensation will be deemed received in the Partnership’s fiscal period during which the Financial Reporting Measure specified in the incentive-based compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

Notwithstanding the foregoing, if the Board cannot determine the amount of Excess Incentive Compensation received by the Covered Employee directly from the information in the Accounting Restatement, the Board will make a determination as to the amount of Excess Incentive Compensation based on a reasonable estimate of the effect of the Accounting Restatement. The Board will maintain documentation of that reasonable estimate and provide such documentation to Nasdaq.

Section 6. Method of Recoupment

The Board shall determine, in its sole discretion, the method of recovering or cancelling, as the case may be, Excess Incentive Compensation, which may include, without limitation, any one or more of the following:

i.	requiring reimbursement of cash Excess Incentive Compensation previously paid;

ii.	seeking the recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any equity or equity-based awards;

iii.	offsetting the Excess Incentive Compensation from any compensation otherwise owed by the Partnership to the Covered Employee;

iv.	seeking forfeiture of deferred compensation, subject to compliance with Section 409A of the Internal Revenue Code and the regulations promulgated thereunder;

v.	cancelling outstanding vested or unvested equity awards; and/or

vi.	taking any other remedial recovery action permitted by law, as determined by the Board.

Section 7. Impracticability

The Board shall recover any Excess Incentive Compensation in accordance with this Policy unless the Board concludes such recovery would be impracticable, as determined by the Independent Managers pursuant to and in accordance with Rule 10D-1 of the Exchange Act and Nasdaq Listing Rule 5608(b)(1)(iv).

Section 8. Indemnification

The Partnership shall not indemnify any Covered Employee, directly or indirectly, for any losses that such Covered Employee may incur in connection with the recovery of any compensation set forth in this Policy.

Section 9. Other Recoupment Rights

Any applicable employment agreement, award agreement or other document setting forth the terms and conditions of any compensation covered by this Policy shall be deemed to include the restrictions imposed herein and incorporate this Policy by reference and, in the event of any inconsistency, the terms of this Policy will govern. To the extent that any applicable law or stock market or exchange rules or regulations permit or require recovery of compensation in circumstances in addition to those specified herein, nothing in this Policy will be deemed to limit or restrict the right or obligation of the Partnership to recover such compensation to the fullest extent permitted or required by such law, rules or regulations.

The Board shall provide notice and seek written acknowledgement of this Policy from each Covered Employee as soon as practicable after the later of (i) the Effective Date and (ii) the date on which the employee is designated as a Covered Employee; provided, however, that failure to obtain such acknowledgement shall have no impact on the enforceability of this Policy.

Section 10. Interpretation; Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to comply with the regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and with Nasdaq Listing Rule 5608, or any successor regulations or rules. The Board may terminate this Policy at any time.

Section 11. Enforceability

If any provision of this Clawback Policy is determined to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted by applicable law, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

Section 12. Successors

This Policy shall be binding and enforceable against all Covered Employees and their beneficiaries, heirs, executors, administrators or other legal representatives.